FOR IMMEDIATE RELEASE
Contact: John Fuller, Chief Financial Officer 760-929-8226

RUBIO’S® Restaurants, Inc. Reports 2006
Fourth Quarter and fiscal year results

CARLSBAD, CA – March 26, 2007 - Rubio's® Restaurants, Inc. (NASDAQ: RUBO) today announced financial results for the 14-week fourth quarter and 53-week year ended December 31, 2006.

Fourth Quarter Results (14 weeks)

•
Net loss was $(4,692,000) as compared to a net loss of $(2,454,000) for the same quarter last year. Included in the 2006 net loss is a charge of $4,832,000 (assuming an income tax benefit rate of 39.9%) related to a class action settlement we announced last week. The settlement and related costs accrual is less than we originally announced due to a better estimate of related costs.

•
Earnings per share was a loss of $(0.48) per share as compared to a loss of $(0.26) per share for the same quarter last year. The settlement and related costs resulted in a $(0.49) per share charge in 2006.

•	Revenues rose 19.8% to $41.3 million from $34.5 million for the 13-week fourth quarter last year.
•	Comparable store sales increased 4.9% (on top of a comparable store sales increase of 4.3% for the same quarter last year). Transactions decreased 2.0% and check average increased 6.9%.
•
Five new restaurants were opened in the quarter increasing Company-owned restaurants to 162, which includes the acquisition of a Fresno, CA franchise location and its accompanying development territory. Additionally, the Company licenses three locations and franchises one location.

•
Restaurant operating cash flow margins (see definition below) were 17.7% as compared to 14.1% for the same quarter last year. The improved margins are due to the increase in comparable store sales leveraging the relatively fixed costs of labor and occupancy.

•	Adjusted EBITDA (see table below) was $2.5 million as compared to a negative $(1.0 million) for the same quarter last year.

2006 Results (53 weeks)

•
Net loss was $(3,461,000) as compared to a net loss of $(228,000) for last year. Included in the 2006 net loss is a charge of $4,832,000 (assuming an income tax benefit rate of 39.9%) related to a class action settlement we announced last week.

•	Earnings per share was a loss of $(0.36) per share as compared to a loss of $(0.02) per share for last year. The settlement and related costs resulted in a $(0.49) per share charge in 2006.
•	Revenues rose 8.2% to $152.3 million from $140.8 million for the 52-week 2005 fiscal year.

•	Comparable store sales increased 2.0% (versus a comparable store sales increase of 1.2% for last year). Transactions decreased 1.0% and check average increased 3.0%.
•	Average unit volumes for the trailing four quarters were $980,000.
•	Restaurant operating cash flow margins (see definition below) were 16.7% as compared to 16.3% for last year.
•	Adjusted EBITDA (see table below) was $10.4 million as compared to $7.8 million for last year.

“I am encouraged to see the improvement in restaurant operating cash flow margins for the fourth quarter,” said Dan Pittard, Rubio’s President and CEO. “In addition, the opening of five new restaurants in the quarter reinforces our commitment to sustained and disciplined growth, and we believe our new brand-building initiatives focused on great taste rather than low price are increasing sales.”

Non-GAAP Term Definitions

Regulation G, “Disclosure of Non-GAAP Financial Measures,” and other provisions of the Securities Exchange Act of 1934, as amended, define and prescribe the conditions for use of certain non-GAAP financial information. We provide two Non-GAAP financial measures:
”restaurant operating cash flow margins” and “adjusted EBITDA.”

We use restaurant operating cash flow margins to evaluate the performance of our restaurants. We calculate restaurant operating cash flow margins by dividing restaurant sales less cost of sales, restaurant labor and restaurant occupancy and other by restaurant sales.

We also provide Adjusted EBITDA, which is not a recognized term under GAAP and does not purport to be an alternative to income from operations or net income or a measure of liquidity. We use Adjusted EBITDA in our evaluation of funding requirements for future development and other needs. We calculate Adjusted EBITDA as net loss less income tax benefit, less other income, plus loss on disposal/sale of property, plus store closure expense or less store closure reversal, plus depreciation and amortization, plus stock compensation expense and, for 2006, plus the class action settlement and related costs.

The differences between Adjusted EBITDA and GAAP net loss for the fourth quarter and year are as follows:

	14 weeks ended 12/31/06	13 weeks ended 12/25/05	53 weeks ended 12/31/06	52 weeks ended 12/25/05
	(in thousands)		(in thousands)

Net loss	$(4,692)	$(2,454)	$(3,461)	$(228)
Income tax benefit	(3,115)	(1,782)	(2,384)	(651)
Other income	(139)	(150)	(482)	(444)
Loss on disposal/sale of property	92	473	281	520
Store closure expense (reversal)	(158)	275	(405)	275
Depreciation and amortization	2,258	2,037	8,215	7,764
Stock compensation expense	262	565	600	571
Settlement and related costs	8,040	-	8,040	-
Adjusted EBITDA	$2,548	$(1,036)	$10,404	$7,807

We believe these non-GAAP financial measures provide important supplemental information to investors. These measures should be used in addition to, and in conjunction with, results presented in accordance with GAAP. These measures should not be relied upon to the exclusion of our GAAP financial measures. We strongly encourage investors to review our financial statements in their entirety and to not rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names.

Conference Call

The Company will host a conference call on March 26, 2006 at 2:00 p.m. - Pacific Time to discuss the financial results. For those wishing to listen, the conference call will be broadcast live over the Internet at www.vcall.com or through our website, rubios.com, under the Investor Relations section by clicking on the Vcall logo.  A recording of the conference call also will be available for 12 months through our website, rubios.com, under the Investor Relations section by clicking on the Vcall logo.

About Rubio's® Restaurants, Inc. (NASDAQ: RUBO)

Bold, distinctive, Baja-inspired food is the hallmark of Rubio's Fresh Mexican Grill. The first Rubio's® was opened in Mission Bay, a community of San Diego, in 1983 by Ralph Rubio and his father, Ray Rubio. Rubio's is credited with introducing fish tacos to Southern California and starting a phenomenon that has spread coast to coast. In addition to our chargrilled marinated chicken, slow-roasted pork carnitas and carne asada, Rubio's menu features seafood items including grilled Mahi Mahi and shrimp. Guacamole and a variety of salsas and proprietary sauces are made from scratch daily. The menu includes Street Tacos(SM), burritos, salads and bowls, tacos, quesadillas, HealthMex® items with less than 20 percent of calories from fat, and domestic and imported beer in most locations. Each restaurant design is reminiscent of the relaxed, warm and inviting atmosphere of Baja California, a coastal state of Mexico. Headquartered in Carlsbad, California, Rubio's operates, licenses or franchises more than 160 restaurants in California, Arizona, Colorado, Utah and Nevada. More information can be found at rubios.com.

Safe Harbor Disclosure

Some of the information in this press release or the related conference call may contain forward-looking statements regarding future events or the future financial performance of the Company. Please note that any statements that may be considered forward-looking are based on projections, that any projections involve judgment, and that individual judgments may vary. Moreover, these projections are based only on limited information available to us now, which is subject to change. Although those projections and the factors influencing them will likely change, we are under no obligation to inform you if they do. Actual results may differ substantially from any such forward looking statements as a result of various factors, many of which are beyond our control, including, among others, comparable store sales growth and revenues, increased product costs, labor expense and other restaurant costs, the success of our promotions and marketing strategies, our ability to recruit and retain qualified personnel, adverse effects of weather, adequacy of reserves related to closed stores or stores to be sold, increased depreciation, asset write downs, or implementation costs related to the Rubio’s marketing and concept positioning initiatives, our ability to manage ongoing and unanticipated costs, such as costs to comply with the Sarbanes-Oxley Act and other regulatory initiatives, litigation costs, fluctuations in earnings growth on a quarterly basis, our ability to implement a franchise strategy, our ability to open additional or maintain existing restaurants in the coming periods, our ability to finalize our settlement of the wage and hour class action lawsuits filed in California and the effects of ever-increasing competition. These and other factors can be found in our filings with the SEC including, without limitation, in the “Risk Factors” section of our most recent Annual Report on Form 10-K and subsequent quarterly reports on Form 10-Q. The Company undertakes no obligation to release publicly the results of any revision to these forward-looking statements to reflect events or circumstances following the date of this release.

RUBIO'S RESTAURANTS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	For the 14	For the 13	For the 53	For the 52
	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended
	December 31, 2006	December 25, 2005	December 31, 2006	December 25, 2005

RESTAURANT SALES	$41,206	$34,389	$151,995	$140,496
FRANCHISE AND LICENSING REVENUES	73	62	273	261
TOTAL REVENUES	41,279	34,451	152,268	140,757

COST OF SALES	11,431	9,368	42,079	37,997
RESTAURANT LABOR	13,214	11,578	48,472	45,801
RESTAURANT OCCUPANCY AND OTHER	9,278	8,580	35,987	33,732
GENERAL AND ADMINISTRATIVE EXPENSES	12,809	6,462	23,429	15,844
DEPRECIATION AND AMORTIZATION	2,258	2,037	8,215	7,764
PRE-OPENING EXPENSES	301	64	537	147
STORE CLOSURE EXPENSE (REVERSAL)	(158)	275	(405)	275
LOSS ON DISPOSAL/SALE OF PROPERTY	92	473	281	520

OPERATING LOSS	(7,946)	(4,386)	(6,327)	(1,323)
OTHER INCOME	139	150	482	444

LOSS BEFORE INCOME TAXES	(7,807)	(4,236)	(5,845)	(879)
INCOME TAX BENEFIT	3,115	1,782	2,384	651

NET LOSS	$(4,692)	$(2,454)	$(3,461)	$(228)

NET LOSS PER SHARE:	$(0.48)	$(0.26)	$(0.36)	$(0.02)

SHARES USED IN CALCULATING NET
LOSS PER SHARE:	9,782	9,423	9,592	9,378

	Percentage of Total Revenues		Percentage of Total Revenues
	For the 14	For the 13	For the 53	For the 52
	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended
	December 31, 2006	December 25, 2005	December 31, 2006	December 25, 2005

TOTAL REVENUES	100.0%	100.0%	100.0%	100.0%

COST OF SALES (1)	27.7%	27.2%	27.7%	27.0%
RESTAURANT LABOR (1)	32.1%	33.7%	31.9%	32.6%
RESTAURANT OCCUPANCY AND OTHER (1)	22.5%	24.9%	23.7%	24.0%
GENERAL AND ADMINISTRATIVE EXPENSES	31.0%	18.8%	15.4%	11.3%
DEPRECIATION AND AMORTIZATION	5.5%	5.9%	5.4%	5.5%
PRE-OPENING EXPENSES	0.7%	0.2%	0.4%	0.1%
STORE CLOSURE EXPENSE (REVERSAL)	-0.4%	0.8%	-0.3%	0.2%
LOSS ON DISPOSAL/SALE OF PROPERTY	0.2%	1.4%	0.2%	0.4%
OPERATING LOSS	-19.2%	-12.7%	-4.2%	-0.9%
OTHER INCOME	0.3%	0.4%	0.3%	0.3%
LOSS BEFORE INCOME TAXES	-18.9%	-12.3%	-3.8%	-0.6%
INCOME TAX BENEFIT	7.5%	5.2%	1.6%	0.5%
NET LOSS	-11.4%	-7.1%	-2.3%	-0.2%

(1) As a percentage of restaurant sales

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31, 2006	December 25, 2005

CASH AND SHORT-TERM INVESTMENTS	$9,946	$11,071
OTHER CURRENT ASSETS	5,895	5,426
PROPERTY - NET	36,909	30,601
LONG-TERM INVESTMENTS	3,048	3,675
OTHER ASSETS	11,707	7,818
TOTAL ASSETS	$67,505	$58,591

CURRENT LIABILITIES	$17,304	$11,958
OTHER LIABILITIES	9,699	5,668
STOCKHOLDERS' EQUITY	40,502	40,965
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$67,505	$58,591